Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Mark Brewer Investor Relations investorrelations@wtoffshore.com 713-297-8024	Danny Gibbons SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T OFFSHORE REPORTS SECOND QUARTER 2012 FINANCIAL

AND OPERATIONAL RESULTS

HOUSTON – July 30, 2012 – W&T Offshore, Inc. (NYSE: WTI) today announces financial and operational results for the second quarter of 2012. Some of the highlights include:

•

For the second quarter of 2012, production volumes averaged 48,610 barrels of oil equivalent per day, or 292 MMcf of natural gas equivalent per day, representing a 6.8% increase over the same quarter in 2011. Production volumes were split 33% oil, 13% natural gas liquids (“NGLs”) and 54% natural gas. Our average realized sales price was $106.04 per barrel for oil, $44.27 per barrel for NGLs and $2.49 per Mcf for natural gas.

•	High bidder on 11 blocks out of a total of 13 bids totaling $2.5 million in the June Central Gulf of Mexico lease sale.

•

We completed 21 wells, all of which were successful. Two of the completed wells were in the Gulf of Mexico and 19 were in the Permian Basin of West Texas. The two Gulf of Mexico wells were development wells, with one on the shelf and one in the deepwater. The combined initial production rate on these two wells was 4,830 Boe per day net, approximately 85% of which is oil. In West Texas, three of the wells were exploration wells and 16 were development wells.

•	Revenues for the quarter were $215.5 million. Oil sales represented 71% of total revenues while NGLs represented 12% and natural gas represented 17% of total revenues.

•	Net income was $53.6 million and earnings per share were $0.70. Excluding special items described below, net income was $21.0 million and earnings per share were $0.28 per share.

•

EBITDA for the period was $185.0 million, up 3.8% when compared to the same period of the prior year. Adjusted EBITDA for the quarter was $134.9 million and our adjusted EBITDA margin was 63%. Net cash provided by operating activities for the first half of 2012 was $241.3 million and was used to fund all capital expenditures and dividends ($188.0 million and $11.9 million, respectively) as well as reduce our long-term debt by $37.0 million.

“Cash flow from operating activities continues to be strong with high oil prices and higher production volumes which enhances our liquidity and allows us to fund our drilling and development program with internally generated cash flow,” stated Tracy W. Krohn, Chairman and Chief Executive Officer. “Our ability to generate cash, along with access to a $650 million revolving bank credit facility that is largely undrawn, creates sufficient visibility and flexibility to pursue new growth opportunities through both the drill bit and acquisitions. The acquisition environment continues to be active and we continue to vigorously evaluate opportunities as they arise. We also have attractive oil focused drilling projects this year and are pleased that our Gulf of Mexico oil production continues to benefit from premium oil pricing.”

W&T Offshore, Inc. — Nine Greenway Plaza, Suite 300 — Houston, Texas 77046 — 713-626-8525 — www.wtoffshore.com

Revenues, Net Income and EPS: Revenues for the second quarter of 2012 were $215.5 million compared to $252.9 million in the second quarter of 2011. Revenues were lower in the 2012 period, despite higher production volumes, due to lower realized sales prices for all of our products. The impact of lower prices on revenues was approximately $43.8 million, while the benefit of higher production volumes was approximately $6.7 million. Realized oil prices (unhedged) were $106.04 per barrel, down 4.5% compared to the same quarter of the prior year. Our realized oil sales price was above the average daily West Texas Intermediate price of $93.29 per barrel (the Brent price was $108.04 per barrel) due to higher premiums for offshore crude. Our realized natural gas sales price was $2.49 per Mcf representing a decline of 44.0% from the second quarter of 2011. Our realized NGLs sales price was $44.27 per barrel, which was 24.7% lower than the second quarter of 2011.

Net income for the second quarter of 2012 was $53.6 million, or $0.70 per common share, on revenues of $215.5 million, compared to net income of $55.2 million, or $0.73 per common share, on revenues of $252.9 million for the same period in 2011. Primarily due to lower realized sales prices, second quarter 2012 net income decreased compared to second quarter of 2011, partially offset by a $49.9 million derivative gain in the 2012 period. The effective tax rate was almost 39% and differs from the federal statutory rate of 35% primarily due to the recapture of previous deductions for qualified domestic production activities. Net income for the second quarter of 2012, excluding special items, was $21.0 million, or $0.28 per common share. This compares to $53.4 million, or $0.71 per common share, reported for the second quarter of 2011, excluding special items. See the “Reconciliation of Net Income to Net Income Excluding Special Items” and related earnings per share, excluding special items in the table under “Non-GAAP Financial Information” at the back of this press release for a description of the special items.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in the “Non-GAAP Financial Measures” section later in this press release. For the second quarter of 2012, EBITDA was $185.0 million, up from the $178.4 million in the second quarter of 2011. EBITDA margin increased to 86%, up from the 71% in the prior year quarter. The 2011 period included a loss on early extinguishment of debt of $20.7 million. Adjusted EBITDA for the second quarter of 2012 was $134.9 million, a decrease of 23.2% compared to the $175.6 million for the second quarter of 2011. Our Adjusted EBITDA margin was 63% compared to 69% in the second quarter of 2011. Adjusted EBITDA is lower in the 2012 period primarily due to a decrease in our average realized sales price. Net cash provided by operating activities for the first half of 2012 was $241.3 million, up $11.5 million from the $229.8 million for the same period of the prior year.

Production and Prices: During the second quarter of 2012, we sold 1.5 million barrels of oil, 586,000 barrels of NGLs and 14.3 Bcf of natural gas. Our average realized sales price for oil was $106.04 per barrel, $44.27 per barrel for NGLs and $2.49 per Mcf for natural gas. In total, we sold 4.4 MMBoe at an average realized sales price of $48.71 per Boe, compared to 4.1 MMBoe sold at an average realized sales price of $61.01 per Boe in the second quarter of the prior year. Our production was affected by several pipeline outages that occurred during the quarter along with Tropical Storm Debby. The combined impact from the various downtimes was approximately 1.2 Bcfe or 0.2 MMBoe.

Lease Operating Expenses (“LOE”): For the second quarter of 2012, LOE, which includes base lease operating expenses, insurance, workovers, facility expenses, and hurricane remediation costs net of insurance claims, increased to $60.3 million from $48.6 million in the second quarter of 2011. Base LOE increased $8.2 million to $37.3 million primarily due to the Yellow Rose and Fairway acquisitions in May 2011 and August 2011, respectively. Workover costs were up $1.8 million to $7.5 million, insurance premiums were up $1.3 million to $7.9 million and facilities expenses were flat at $7.6 million. The increase in workovers reflects increased activities at our Yellow Rose properties and the higher insurance premiums reflect expanded coverage for our Gulf of Mexico properties.

Depreciation, depletion, amortization and accretion (“DD&A”): Our DD&A rate decreased slightly to $19.43 per Boe in the second quarter of 2012 from $20.14 per Boe in the second quarter of the prior year. On a nominal basis, DD&A increased to $85.9 million in the second quarter of 2012 from $83.4 million in the second quarter of 2011 due to higher production volumes.

General and Administrative Expenses (“G&A”): G&A was $14.6 million for the second quarter of 2012, down 18.8% from the $18.0 million reported in the second quarter of 2011. On a per Boe basis, G&A was $3.31 per Boe for the second quarter of 2012, compared to $4.35 per Boe for the same period in 2011. The decrease in G&A on a nominal basis is primarily due to a decrease in incentive compensation.

Derivative Gains and Losses: During the month of June, crude oil prices declined from the higher levels experienced earlier in the year. As a result, the mark to market loss on our derivative positions that was recorded in the first quarter was completely reversed, and a gain was recognized. The derivative gain in the second quarter was $49.9 million comprised of a $50.2 million unrealized gain, slightly offset by a $0.3 million realized loss. For the first six months of 2012 our commodity derivative gain was $10.2 million compared to a derivative loss of $6.5 million recorded in the first half of 2011. The commodity derivative positions are doing what they are designed to do which is reduce some of the impact of price volatility.

Capital Expenditures Update: For the six months ended June 30, 2012, our capital expenditures for oil and gas properties were $187.3 million and were funded with cash flow from operating activities. Capital expenditures included $101.1 million for onshore activities (split between $33.8 million for exploration and $67.3 million for development activities), $77.8 million for offshore activities (split between $3.1 million for exploration and $74.7 million for development) and $8.4 million for seismic, leasehold and other costs. Through the first six months of 2012 we have drilled and completed 39 wells in total, with 37 wells in West Texas and two wells in the Gulf of Mexico.

Our 2012 Capital Budget estimated expenditures of $425.0 million and as indicated above we have spent $187.3 million through the first half of 2012. For the second half of 2012 we expect to spend approximately $70.0 million for onshore activities (split between $47.0 million for exploration and $23.0 million for development activities), $130.0 million for offshore activities (split between $86.0 million for exploration and $44.0 million for development) and $37.0 million for seismic, leasehold and other costs. These amounts could fluctuate up or down based on timing of third party operator decisions, permitting schedules and access to equipment, among other things. See the Operations Update below for a discussion of our planned deepwater well.

Operations Review and Update:

Gulf of Mexico

Wells Completed in Second Quarter 2012

Block/Field Name	Well	WI%	Type	Location	Target	Net Est. Cost		Status
Mississippi Canyon 243 (Matterhorn)	A-4 ST	100	Dev	Deepwater	Oil in A sand at ~6,700’ tvd	~$	30 million	Found 90’ tvd oil, on production

Ship Shoal 349/359 (Mahogany)	A-13	100	Dev	Shelf	Oil in P sand at ~15,000’ tvd	~$	28 million	Found 106’ tvd oil, on production

Drilling Activity Post Second Quarter

Block/Field Name	Well	WI%	Type	Location	Target	Net Est. Cost		Status
Ship Shoal 349/359 (Mahogany)	A-5 ST	100	Dev	Shelf	Oil in P sand at 14,318’ tvd	~$	11.5 million	Found 42’ tvd oil, currently completing

West Cameron 73	#2	30	Expl	Shelf	Cris R section at 18,100’ tvd	~$	6.2 million	Drilling

During the second quarter of 2012, we completed and brought on production two wells in the Gulf of Mexico. The A-4 ST at Matterhorn began producing approximately 3,190 Boe per day net in mid-June and the A-13 at Mahogany began producing approximately 1,640 Boe per day net in late May. Also during the second quarter, we commenced drilling the A-5 ST well at Mahogany and are now currently completing the well. We expect to bring the A-5 ST online later this week with projected initial production rates of approximately 925 Boe per day net to W&T. Following the A-5 ST well at Mahogany we expect to drill the A-9 ST development well to further develop the P sand south of the A-5 ST during the third quarter. Following the A-9 ST well, we anticipate moving to another development drill well for a possible spud date in the fourth quarter followed by completion in early 2013. During the second quarter, we also commenced drilling the WC 73 #2 well. We have a 30% working interest in this non-operated well that targets the Cris R section at 18,100’ TVD. This well is expected to reach total depth during the third quarter.

We also anticipate commencing the drilling of three exploration wells in the Main Pass area with two in the third quarter and one in the fourth quarter. Our planned deepwater exploration well, where we have a 20% working interest, will most likely get started in the third or early fourth quarter of this year. We are waiting on final plans from the operator.

Onshore

Wells Completed in Second Quarter 2012

Project & Area	WI%	Well Type	# of Wells	Target	Net Est. Cost		Status
Permian Basin
Yellow Rose	100	Exploration	3 vertical	4,500’ of section in the Wolfberry	~$	2 mil each	Drilled on 80 acre spacing, on production
Yellow Rose	100	Development	12 vertical	4,500’ of section in the Wolfberry	~$	2 mil each	Drilled on 80 acre spacing, on production
Terry County North	36	Exploration	3 vertical	Wolfberry at 12,000’	~$	2.3 mil each	Drilled & completed
Terry County Wellkat Crown	90	Exploration	1 vertical	Wolfberry at 12,000’	~$	2.3 mil each	Drilled & completed

Drilling Activity Post the Second Quarter

Project & Area	WI%	Well Type	# of Wells	Target	Status
Permian Basin
Yellow Rose	100	Development	3 vertical	4,500’ of section in the Wolfberry	Drilled to ~ 11,350’ tvd

Yellow Rose - Horizontal	100	Exploration	1 horizontal	Upper Wolfcamp with a 5,600’ lateral	Drilled and currently completing

East Texas
Star Prospect	97	Exploration	1 horizontal	James Lime at ~14,000’	Second well of 4 well delineation program

Our Yellow Rose prospect is in the West Texas counties of Andrews, Martin, Dawson and Gaines. During the second quarter, we completed 15 wells in our Yellow Rose Field. In June, we commenced drilling our first horizontal test well targeting the Wolfcamp trend. The well was drilled with a 5,600’ lateral and we are currently conducting a 20 stage frac on this horizontal well. Current production from our Yellow Rose Field is approximately 3,200 Boe per day gross (2,465 Boe per day net) with seven wells awaiting completion. For the remainder of the year, we expect to continue our multi-rig program. Our rig line-up could change depending on our ultimate evaluation of our horizontal well program.

In Terry County, just north of our Yellow Rose prospect, we have an acreage position of approximately 9,500 acres. We are currently in the exploration and delineation phase of this prospect. During the second quarter we completed and began flowback on four vertical wells, bringing the total wells completed on this acreage to 14 vertical wells. The wells are in various stages of production and flowback. In the second half of 2012, we plan to drill two horizontal wells. After we evaluate the results of these wells, we expect to be able to provide our future development plans for this acreage.

In East Texas at our Star Prospect, we drilled and completed the Sinclair 399 #1 horizontal well and the well is currently in flowback. This well is part of a four well exploration program on our 143,000 net acres targeting the oil rich James Lime formation. We recently filed a permit to drill the Black Stone Colwell A-8 in San Augustine County. The well is expected to TD at 9,000’ along with a lateral of around 6,200’. We will follow that well with a fourth well. We anticipate that the results of these four wells should provide sufficient data to delineate the project and determine future development plans. We have a 97% working interest in these wells and still estimate average well costs to run approximately $7.3 million, net. Our targeted initial production rates for these wells are 833 Boe per day. We reiterate that zero reserves have been booked for any of this acreage.

During the quarter we completed 7 workovers and 2 recompletes offshore and 56 workovers and 4 recompletes onshore. The combined cost was $8.7 million and initial production from the projects was 11.9 MMcfe per day or 2.0 MBoe per day. We continue to believe that these activities help maintain our production and maximize returns. We will continue with our recompletion program throughout the remainder of the year.

Outlook: The guidance for full year 2012 represents the Company’s best estimate of the range of likely future results, and is affected by the factors described below in “Forward-Looking Statements.” Our guidance for the full year 2012 is unchanged from our prior guidance and is shown in the table below. Production guidance includes the planned build up from our capital budget of $425.0 million for 2012.

Estimated Production	Full-Year 2012
Oil and NGLs (MMBbls)	7.9 – 8.8
Natural gas (Bcf)	53.7 – 60.0
Total (Bcfe)	101.1 – 112.9
Total (MMBoe)	16.9 – 18.8

Operating Expenses ($ in millions)	Full-Year 2012
Lease operating expenses	$215 – $237
Gathering, transportation & production taxes	$25 – $35
General and administrative	$75 – $85
Income tax rate	38%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday, July 31, 2012, at 10:00 a.m. Eastern Time. To participate, dial (480) 629-9645 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until August 7, 2012, and may be accessed by calling (303) 590-3030 and using the pass code 4549376#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer focused primarily in the Gulf of Mexico and Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 60 producing offshore fields in federal and state waters. During 2011, we expanded onshore into West Texas and East Texas where we are actively pursuing exploration and development activities. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
Revenues	$215,513	$252,922	$451,399	$463,777

Operating costs and expenses:
Lease operating expenses	60,276	48,597	116,938	101,002
Gathering, transportation costs and production taxes	5,445	4,642	11,151	9,483
Depreciation, depletion, amortization and accretion	85,941	83,370	174,432	157,462
General and administrative expenses	14,623	18,002	44,102	36,131
Derivative (gain) loss	(49,872)	(17,332)	(10,238)	6,508

Total costs and expenses	116,413	137,279	336,385	310,586

Operating income	99,100	115,643	115,014	153,191
Interest expense:
Incurred	14,706	12,047	28,612	22,176
Capitalized	(3,326)	(2,079)	(6,517)	(3,491)
Loss on extinguishment of debt	—	20,663	—	20,663

Income before income tax expense	87,720	85,012	92,919	113,843
Income tax expense	34,153	29,837	36,134	40,019

Net income	$53,567	$55,175	$56,785	$73,824

Basic and diluted earnings per common share	$0.70	$0.73	$0.75	$0.98

Weighted average common shares outstanding	74,318	74,020	74,309	74,012

Consolidated Cash Flow Information
Net cash provided by operating activities	$113,168	$157,120	$241,325	$229,845
Capital expenditures and acquisitions	102,658	442,849	187,284	482,777

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales volumes:
Oil (MBbls)	1,451	1,525	2,991	2,970
NGL (MBbls)	586	420	1,130	778
Oil and NGLs (MBbls)	2,037	1,945	4,120	3,748
Natural gas (MMcf)	14,320	13,174	28,696	25,052
Total oil and natural gas (MBoe) (1)	4,423	4,140	8,903	7,924
Total oil and natural gas (MMcfe) (1)	26,541	24,843	53,418	47,542

Average daily equivalent sales (MBoe/d)	48.6	45.5	48.9	43.8
Average daily equivalent sales (MMcfe/d)	291.7	273.0	293.5	262.7

Average realized sales prices (Unhedged):
Oil ($/Bbl)	$106.04	$111.00	$108.28	$104.63
NGLs ($/Bbl)	44.27	58.81	46.31	54.82
Oil and NGLs ($/Bbl)	88.27	99.72	91.29	94.29
Natural gas ($/Mcf)	2.49	4.45	2.58	4.37
Barrel of oil equivalent ($/Boe)	48.71	61.01	50.57	58.43
Natural gas equivalent ($/Mcfe)	8.12	10.17	8.43	9.74

Average realized sales prices (Hedged): (2)
Oil ($/Bbl)	$105.84	$107.00	$106.24	$101.82
NGLs ($/Bbl)	44.27	58.81	46.31	54.82
Oil and NGLs ($/Bbl)	88.13	96.59	89.81	92.07
Natural gas ($/Mcf)	2.49	4.45	2.58	4.37
Barrel of oil equivalent ($/Boe)	48.64	59.54	49.89	57.38
Natural gas equivalent ($/Mcfe)	8.11	9.92	8.31	9.56

Average per Boe ($/Boe):
Lease operating expenses	$13.63	$11.74	$13.13	$12.75
Gathering and transportation costs and production taxes	1.23	1.12	1.25	1.20
Depreciation, depletion, amortization and accretion	19.43	20.14	19.59	19.87
General and administrative expenses	3.31	4.35	4.95	4.56
Net cash provided by operating activities	25.58	37.95	27.11	29.01
Adjusted EBITDA	30.49	42.41	31.61	38.98

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.27	$1.96	$2.19	$2.12
Gathering and transportation costs and production taxes	0.21	0.19	0.21	0.20
Depreciation, depletion, amortization and accretion	3.24	3.36	3.27	3.31
General and administrative expenses	0.55	0.72	0.83	0.76
Net cash provided by operating activities	4.26	6.32	4.52	4.83
Adjusted EBITDA	5.08	7.07	5.27	6.50

(1)

Bcfe and MMBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2)	Data for 2012 and 2011 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2012	2011
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$8,553	$4,512
Receivables:
Oil and natural gas sales	72,429	98,550
Joint interest and other	21,410	25,804
Income taxes	12,033	—

Total receivables	105,872	124,354
Deferred income taxes	—	2,007
Restricted cash and cash equivalents	30,763	—
Prepaid expenses and other assets	54,110	30,315

Total current assets	199,298	161,188
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $155,403 at June 30, 2012 and $154,516 at December 31, 2011 were excluded from amortization)	6,090,065	5,959,016
Furniture, fixtures and other	20,169	19,500

Total property and equipment	6,110,234	5,978,516
Less accumulated depreciation, depletion and amortization	4,484,496	4,320,410

Net property and equipment	1,625,738	1,658,106
Restricted deposits for asset retirement obligations	28,514	33,462
Other assets	19,268	16,169

Total assets	$1,872,818	$1,868,925

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$86,215	$75,871
Undistributed oil and natural gas proceeds	35,248	33,732
Asset retirement obligations	99,211	138,185
Accrued liabilities	15,980	29,705
Income taxes	363	10,392
Deferred income taxes - current portion	13,081	—

Total current liabilities	250,098	287,885
Long-term debt	680,000	717,000
Asset retirement obligations, less current portion	249,790	255,695
Deferred income taxes	91,912	58,881
Other liabilities	5,851	4,890
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,242,660 issued and 74,373,487 outstanding at June 30, 2012; 77,220,706 issued and 74,351,533 outstanding at December 31, 2011	1	1
Additional paid-in capital	393,233	386,920
Retained earnings	226,100	181,820
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	595,167	544,574

Total liabilities and shareholders’ equity	$1,872,818	$1,868,925

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In thousands)
Operating activities:
Net income	$56,785	$73,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	174,432	157,462
Amortization of debt issuance costs	1,287	815
Loss on extinguishment of debt	—	20,663
Share-based compensation	5,818	3,662
Derivative (gain) loss	(10,238)	6,508
Cash payments on derivative settlements	(6,084)	(8,322)
Deferred income taxes	48,120	35,726
Asset retirement obligation settlements	(29,228)	(29,703)
Changes in operating assets and liabilities	433	(30,790)

Net cash provided by operating activities	241,325	229,845

Investing activities:
Acquisitions of property interests in oil and natural gas properties	—	(396,976)
Investment in oil and natural gas properties and equipment	(187,284)	(85,801)
Proceeds from sales of oil and natural gas properties and equipment	30,453	—
Changes in restricted cash	(30,763)	—
Purchases of furniture, fixtures and other	(668)	(178)

Net cash used in investing activities	(188,262)	(482,955)

Financing activities:
Issuance of Senior Notes	—	600,000
Repurchase of Senior Notes	—	(406,150)
Borrowings of long-term debt	197,000	310,000
Repayments of long-term debt	(234,000)	(235,000)
Dividends to shareholders	(11,898)	(5,957)
Repurchase premium and debt issuance costs	—	(29,728)
Other	(124)	—

Net cash (used in) provided by financing activities	(49,022)	233,165

Increase (decrease) in cash and cash equivalents	4,041	(19,945)
Cash and cash equivalents, beginning of period	4,512	28,655

Cash and cash equivalents, end of period	$8,553	$8,710

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Income Excluding Special Items,” “EBITDA” and “Adjusted EBITDA.” Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues. Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

“Net Income Excluding Special Items” does not include the unrealized derivative (gain) loss, a litigation accrual, loss on extinguishment of debt, and associated tax effects. Net Income excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except per share amounts) (Unaudited)
Net income	$53,567	$55,175	$56,785	$73,824
Unrealized commodity derivative gain	(50,157)	(23,431)	(16,322)	(1,814)
Loss on extinguishment of debt	—	20,663	—	20,663
Litigation accrual	—	—	8,300	—
Income tax adjustment for above items at statutory rate	17,555	969	2,808	(6,597)

Net income excluding special items	$20,965	$53,376	$51,571	$86,076

Basic and diluted earnings per common share, excluding special items	$0.28	$0.71	$0.68	$1.14

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts, loss on extinguishment of debt, and a litigation accrual. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands) (Unaudited)
Net income	$53,567	$55,175	$56,785	$73,824
Income tax expense	34,153	29,837	36,134	40,019
Net interest expense	11,380	9,968	22,095	18,685
Depreciation, depletion, amortization and accretion	85,941	83,370	174,432	157,462

EBITDA	185,041	178,350	289,446	289,990

Adjustments:
Unrealized commodity derivative gain	(50,157)	(23,431)	(16,322)	(1,814)
Loss on extinguishment of debt	—	20,663	—	20,663
Litigation accrual	—	—	8,300	—

Adjusted EBITDA	$134,884	$175,582	$281,424	$308,839

Adjusted EBITDA Margin	63%	69%	62%	67%